Exhibit 99.1

For Immediate Release	Contact:	John E. Vollmer III SVP-Corporate Development Patterson-UTI Energy, Inc. (214) 360-7800

Patterson-UTI Energy Announces Stock Buyback Program

     SNYDER, Texas — June 7, 2004 — PATTERSON-UTI ENERGY, INC. (Nasdaq: PTEN), the second-largest operator of land-based oil and natural gas drilling rigs in North America, today announced that the Board of Directors has authorized a stock buyback program for the purchase of up to $30 million of the Company’s outstanding common stock. Repurchases may be made from time to time as, in the opinion of management, market conditions warrant, in the open market or in privately negotiated transactions.

About Patterson-UTI

     Patterson-UTI Energy, Inc. provides onshore contract drilling services to exploration and production companies in North America. The Company owns 361 land-based drilling rigs that operate primarily in the oil and natural gas producing regions of Texas, New Mexico, Oklahoma, Louisiana, Mississippi, Colorado, Utah, Wyoming and western Canada. Patterson-UTI Energy, Inc. is also engaged in the businesses of pressure pumping services and drilling and completion fluid services. Additionally, the Company has an exploration and production business that is based in Texas.

Statements made in this press release which state the Company’s or management’s intentions, beliefs, expectations or predictions for the future are forward-looking statements. It is important to note that actual results could differ materially from those discussed in such forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to, declines in oil and natural gas prices that could adversely affect demand for the Company’s services, and their associated effect on day rates, rig utilization and planned capital expenditures, adverse industry conditions, difficulty in integrating acquisitions, demand for oil and natural gas, and ability to retain management and field personnel. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings. Copies of these filings may be obtained by contacting the Company or the SEC.